RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                            AutoFund Servicing, Inc.
                              A Nevada Corporation



         I, R. D. Fritzler, here by tender my resignation as President, Secretary, Treasurer of AutoFund Servicing, Inc., (formally known as Sphinx Industries, Inc.) a corporation formed under the laws of the State of Nevada, such resignation to be effective immediately.






















Dated as of July 11, 2000



                               original signature on file
                               --------------------------
                               Richard Fritzler, President, Secretary, Treasurer